UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
SCHEDULE 13G
(RULE 13D - 102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
(Amendment No. 2)*
Stitch Fix, Inc.
(Name of Issuer)
Class A Common Stock, $0.00002 par value per share
(Title of Class of Securities)
860897107
(CUSIP Number)
July 12, 2018
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS

Robert S. Pitts, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,592,784

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,592,784

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,592,784

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.	TYPE OF REPORTING PERSON

IN

1.	NAMES OF REPORTING PERSONS

Steadfast Capital Management LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,487,494

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,487,494

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,487,494

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Financial LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

65,008

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

65,008

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

65,008

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Capital, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

65,008

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

65,008

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

65,008

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

American Steadfast, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

491,645

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

491,645

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

491,645

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast International Master Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

995,849

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

995,849

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

995,849

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.6%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS

Steadfast Long Capital, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

30,486

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

30,486

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

30,486

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Long Capital Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,796

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,796

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,796

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Long Financial LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

40,282

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

40,282

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

40,282

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

This statement is filed with respect to Class A Common Stock, $0.00002 par value per share (the "Common Shares") of Stitch Fix, Inc. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of July 12, 2018 and amends and supplements the Schedule 13G filed on November 27, 2017, as previously amended (the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.
Item 2(a). Name of Persons Filing:
The names of the persons filing this statement on Schedule 13G (collectively, the "Reporting Persons") are:
- Robert S. Pitts, Jr., a United States Citizen ("Mr. Pitts").
- Steadfast Capital Management LP, a Delaware limited partnership (the "Investment Manager").
- Steadfast Capital, L.P., a Delaware limited partnership ("Steadfast Capital").
- American Steadfast, L.P., a Delaware limited partnership ("American Steadfast").
- Steadfast International Master Fund Ltd., a Cayman Islands exempted company (the "Offshore Fund").
- Steadfast Long Capital, L.P., a Delaware limited partnership ("Steadfast Long Capital").
- Steadfast Long Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (the "Long Offshore Fund").
- Steadfast Long Financial LP, a Delaware limited partnership (the "Long Investment Manager").
- Steadfast Financial LP, a Delaware limited partnership (the "Investment General Partner").
Mr. Pitts is the controlling principal of the Investment Manager, the Investment General Partner and the Long Investment Manager. The Investment General Partner has the power to vote and dispose of the securities held by Steadfast Capital.  The Investment Manager has the power to vote and dispose of the securities held by American Steadfast and the Offshore Fund. The Long Investment Manager has the power to vote and dispose of the securities held by Steadfast Long Capital and the Long Offshore Fund.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The business address of each of Mr. Pitts, the Investment Manager, the Investment General Partner, Steadfast Capital, American Steadfast, the Long Investment Manager and Steadfast Long Capital is 450 Park Avenue, 20th Floor, New York, New York 10022.
The business address of each of the Offshore Fund and the Long Offshore Fund is c/o Estera Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108.
Item 2(c).	Citizenship:
Mr. Pitts is a citizen of the United States.
Each of the Investment Manager, the Investment General Partner, Steadfast Capital, American Steadfast, the Long Investment Manager and Steadfast Long Capital is a limited partnership formed under the laws of the State of Delaware.
The Offshore Fund is an exempted company formed under the laws of the Cayman Islands.
The Long Offshore Fund is an exempted limited partnership formed under the laws of the Cayman Islands.

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer.
(a)	Amount beneficially owned:
(i)	Mr. Pitts beneficially owns 1,592,784 Common Shares.
(ii)	The Investment Manager beneficially owns 1,487,494 Common Shares.
(iii)	Steadfast Capital beneficially owns 65,008 Common Shares.
(iv)	American Steadfast beneficially owns 491,645 Common Shares.
(v)	The Offshore Fund beneficially owns 995,849 Common Shares.
(vi)	Steadfast Long Capital beneficially owns 30,486 Common Shares.
(vii)	The Long Offshore Fund beneficially owns 9,796 Common Shares
(viii)	The Long Investment Manager beneficially owns 40,282 Common Shares
(ix)	The Investment General Partner beneficially owns 65,008 Common Shares
(x)	Collectively, the Reporting Persons beneficially own 1,592,784 Common Shares.
(b)	Percent of class:
(i)	Mr. Pitts' beneficial ownership of 1,592,784 Common Shares represents 5.7% of the outstanding Common Shares.
(ii)	The Investment Manager's beneficial ownership of 1,487,494 Common Shares represents 5.4% of the outstanding Common Shares.
(iii)	Steadfast Capital's beneficial ownership of 65,008 Common Shares represents less than 1% of the outstanding Common Shares.
(iv)	American Steadfast's beneficial ownership of 491,645 Common Shares represents 1.8% of the outstanding Common Shares.
(v)	The Offshore Fund's beneficial ownership of 995,849 Common Shares represents 3.6% of the outstanding Common Shares.
(vi)	Steadfast Long Capital's beneficial ownership of 30,486 Common Shares represents less than 1% of the outstanding Common Shares.
(vii)	The Long Offshore Fund's beneficial ownership of 9,796 Common Shares represents less than 1% of the outstanding Common Shares.
(viii)	The Long Investment Manager's beneficial ownership of 40,282 Common Shares represents less than 1% of the outstanding Common Shares.
(ix)	The Investment General Partner's beneficial ownership of 65,008 Common Shares represents less than 1% of the outstanding Common Shares.
(x)	Collectively, the Reporting Persons' beneficial ownership of 1,592,784 Common Shares represents 5.7% of the outstanding Common Shares.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote of Common Shares:
Not applicable.
(ii)	Shared power to vote or to direct the vote of Common Shares:
Steadfast Capital has shared power with the Investment General Partner and Mr. Pitts to vote or direct the vote of the 65,008 Common Shares beneficially owned by Steadfast Capital.
American Steadfast has shared power with the Investment Manager and Mr. Pitts to vote or direct the vote of the 491,645 Common Shares beneficially owned by American Steadfast.
The Offshore Fund has shared power with the Investment Manager and Mr. Pitts to vote or direct the vote of the 995,849 Common Shares beneficially owned by the Offshore Fund.
Steadfast Long Capital has shared power with the Long Investment Manager and Mr. Pitts to vote or direct the vote of the 30,486 Common Shares beneficially owned by Steadfast Long Capital.
The Long Offshore Fund has shared power with the Long Investment Manager and Mr. Pitts to vote or direct the vote of the 9,796 Common Shares beneficially owned by the Long Offshore Fund.
(iii)	Sole power to dispose or to direct the disposition of Common Shares:
Not applicable.
(iv)	Shared power to dispose or to direct the disposition of Common Shares:
Steadfast Capital has shared power with the Investment General Partner and Mr. Pitts to dispose or direct the disposition of the 65,008 Common Shares beneficially owned by Steadfast Capital.
American Steadfast has shared power with the Investment Manager and Mr. Pitts to dispose or direct the disposition of the 491,645 Common Shares beneficially owned by American Steadfast.
The Offshore Fund has shared power with the Investment Manager and Mr. Pitts to dispose or direct the disposition of the 995,849 Common Shares beneficially owned by the Offshore Fund.
Steadfast Long Capital has shared power with the Long Investment Manager and Mr. Pitts to dispose or direct the disposition of the 30,486 Common Shares beneficially owned by Steadfast Long Capital.
The Long Offshore Fund has shared power with the Long Investment Manager and Mr. Pitts to dispose or direct the disposition of the 9,796 Common Shares beneficially owned by the Long Offshore Fund.

Item 8.	Identification and Classification of Members of the Group.
See Exhibit B.
Item 10.	Certification.
By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.
Dated:	July 23, 2018
STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST CAPITAL, L.P.
By: STEADFAST ADVISORS LP, as Managing General Partner

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
Director

STEADFAST LONG CAPITAL, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG CAPITAL MASTER FUND, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.

EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Stitch Fix, Inc. dated July 23, 2018 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:	July 23, 2018
STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST CAPITAL, L.P.
By: STEADFAST ADVISORS LP, as Managing General Partner

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
Director

STEADFAST LONG CAPITAL, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG CAPITAL MASTER FUND, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.

EXHIBIT B
Robert S. Pitts, Jr.
Steadfast Capital Management LP
Steadfast Financial LP
Steadfast Capital, L.P.
American Steadfast, L.P.
Steadfast International Master Fund Ltd.
Steadfast Long Capital, L.P.
Steadfast Long Capital Master Fund, L.P.
Steadfast Long Financial LP